As filed with the Securities and Exchange Commission on June 24, 2015

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
____________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_______________________

Lexmark International, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	06-1308215
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number

One Lexmark Centre Drive
740 West New Circle Road
Lexington, Kentucky 40550
(859) 232-2000
(Address of Principal Executive Offices)
____________________

Kofax 2000 Share Option Plan
Kofax 2007 Long-Term Incentive Plan
Kofax Limited 2012 Equity Incentive Plan
Kofax Limited 2015 Equity Incentive Plan
(Full Title of the Plan)
____________________

Robert J. Patton, Esq.
Vice President, General Counsel and Secretary
Lexmark International, Inc.
One Lexmark Centre Drive
740 West New Circle Road
Lexington, Kentucky 40550
(859) 232-2000
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)
__________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
(Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Class A Common Stock,	284,252 (2)	$24.4859 (3)	$6,960,180 (3)	$809 (3)
par value $0.01 per share, in respect of assumed Kofax Stock Options

Class A Common Stock, par value $0.01 per share, in respect of assumed Kofax LTIP Awards	704,501 (4)	$45.265 (5)	$31,889,238 (5)	$3,706 (5)

TOTAL	988,753	N/A	$38,849,418	$4,515

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Class A Common Stock, par value $0.01 per share (“Common Stock”) which become issuable under the Kofax 2000 Share Option Plan, Kofax 2007 Long-Term Incentive Plan, Kofax Limited 2012 Equity Incentive Plan or Kofax Limited 2015 Equity Incentive Plan (collectively, the “Kofax Plans”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)
Represents shares of Common Stock subject to issuance upon the exercise of stock options outstanding under the Kofax Plans and assumed by the Registrant pursuant to the Agreement and Plan of Merger by and among Lexmark International Technology, S.A., Ariel Investment Company, Ltd., the Registrant and Kofax Limited, dated as of March 24, 2015 (the “Merger Agreement”).

(3)
Calculated solely for the purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended (the “Securities Act”), on the basis of the weighted average exercise price of the assumed stock options.

(4)	Represents shares of Common Stock subject to issuance in connection with LTIP Awards outstanding under the Kofax Plans and assumed by the Registrant pursuant to the Merger Agreement.

(5)
Calculated solely for the purposes of this offering under Rule 457(c) and (h) of the Securities Act on the basis of the average of the high and low sale prices of Registrant’s shares of Common Stock as reported on the New York Stock Exchange on June 22, 2015.

PART II

INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, which are on file with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference:

1.  The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed on March 2, 2015;

2.  The Registrant’s Quarterly Report on Form 10-Q for the fiscal period ended March 31, 2015, filed on April 30, 2015.

3.  The Registrant’s Current Reports on Form 8-K filed on January 5, 2015, January 30, 2015, February 23, 2015, March 24, 2015, April 24, 2015, May 21, 2015 and May 29, 2015 (provided that any portions of such reports that are deemed furnished and not filed pursuant to instruction to Form 8-K shall not be incorporated by reference into the Registration Statement); and

4.  The description of the Registrant’s common stock included in the Registration Statement on Form 8-A dated October 27, 1995, and any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all of the securities offered hereby have been sold or which deregisters all such securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

Not Applicable
.
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

The legality of the shares of Common Stock being registered on this Registration Statement has been passed upon by Robert J. Patton, Esq., the Registrant’s Vice President, General Counsel and Secretary. Mr. Patton beneficially owns shares of Common Stock of the Registrant.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Pursuant to Section 145 of the Delaware General Corporation Law (“Delaware Law”), a Delaware corporation may indemnify any person who is or was, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided that such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the corporation’s best interests, and, for criminal actions or proceedings, had no reasonable cause to believe such person’s conduct was unlawful.

Delaware Law also permits indemnification by a Delaware corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action, except that no indemnification is permitted in respect to any claim, issue or matter as to which such person is adjudged to be liable to the corporation unless (and only to the extent that) the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for such expenses, which such court deems proper.

Where an officer or director is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) that such officer or director actually and reasonably incurred.

Delaware Law provides that the indemnification described above is not deemed exclusive of any other indemnification that a corporation by grant pursuant to its by-laws, disinterested directors’ vote, stockholders’ vote, agreement or otherwise. Delaware Law also permits corporations to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above.

Pursuant to Article FIFTH of the Registrant’s Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Article VI of the Registrant’s By-Laws (the “By-Laws”), the Registrant is required to indemnify its directors and officers to the fullest extent permitted by Delaware Law. Further, pursuant to specific authority granted by Section 102 of Delaware Law, Article FIFTH of the Certificate of Incorporation contains the following provision regarding limitation of liability of directors and officers:

(a)       No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, provided, that nothing contained in this Restated Certificate of Incorporation shall eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

In addition, the Registrant has entered into an indemnification agreement with each of its directors and certain of its officers indemnifying each of them against certain liabilities that may arise as a result of their status or service as directors or officers and providing for the advancement of expenses. The provisions in these indemnification agreements are intended to be in furtherance and not in limitation of the general right to indemnification, provided in the Certificate of Incorporation and the By-Laws. Pursuant to Section 145 of Delaware Law and the By-Laws, the Registrant also maintains a directors’ and officers’ insurance policy pursuant to which the Registrant’s directors and officers are insured against any liability asserted against them in such capacity or arising out of their status as such.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

The Exhibits to this Registration Statement are listed in the Exhibit Index, and are incorporated herein by reference.

ITEM 9. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)
that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration

Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, Commonwealth of Kentucky, on June 24, 2015.
LEXMARK INTERNATIONAL, INC.

By: /s/ Paul A. Rooke
Paul A. Rooke
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.
Signature	Title(s)	Date
/s/ Paul A. Rooke	Chairman and Chief Executive Officer	June 24, 2015
Paul A. Rooke	(Principal Executive Officer)

/s/ David Reeder	Vice President and Chief Financial Officer	June 24, 2015
David Reeder	(Principal Financial and Accounting Officer)

*	Director	June 24, 2015
Jared L. Cohon

*	Director	June 24, 2015
J. Edward Coleman

*	Director	June 24, 2015
W. Roy Dunbar

*	Director	June 24, 2015
William R. Fields

*	Director	June 24, 2015
Ralph E. Gomory

*	Director	June 24, 2015
Stephen R. Hardis

*	Director	June 24, 2015
Sandra L. Helton

*	Director	June 24, 2015
Robert Holland, Jr.

*	Director	June 24, 2015
Michael J. Maples

*	Director	June 24, 2015
Jean-Paul L. Montupet

*	Director	June 24, 2015
Kathi P. Seifert

* By signing his name hereto, Robert J. Patton, signs this document on behalf of each of the persons indicated above pursuant to a power of attorney duly executed by such person.
By: /s/ Robert J. Patton
Robert J. Patton, Esq.
Attorney-in-Fact

LEXMARK INTERNATIONAL, INC.
INDEX TO EXHIBITS

EXHIBIT NO.	DESCRIPTION
4.1
Restated Certificate of Incorporation of Lexmark International, Inc. (filed as Exhibit 3.1 to the Registrant’s Form 8-K, filed with the Commission on April 26, 2013, and incorporated herein by reference).

4.2
By-Laws of Lexmark International, Inc., as amended and restated April 25, 2013 (filed as Exhibit 3.2 to the Registrant’s Form 8-K, filed with the Commission on April 26, 2013, and incorporated herein by reference).

5	Opinion of Robert J. Patton, Esq. as to the legality of the securities being registered that constitute original issue shares.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Robert J. Patton, Esq. (included as part of Exhibit 5).
24	Power of Attorney.
99.1	Kofax 2000 Share Option Plan (filed as Exhibit 10.1 to Kofax Limited’s Form F-1, filed with the Commission on October 3, 2013, and incorporated herein by reference).
99.2	Kofax 2007 Long-Term Incentive Plan (filed as Exhibit 10.3 to Kofax Limited’s Form F-1, filed with the Commission on October 3, 2013, and incorporated herein by reference).
99.3	Kofax Limited 2012 Equity Incentive Plan (filed as Exhibit 10.5 to Kofax Limited’s Form F-1/A, filed with the Commission on November 22, 2013, and incorporated herein by reference).
99.4	Kofax Limited 2015 Equity Incentive Plan.